UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2008
COLONIAL PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Alabama	1-12358	59-7007599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2101 Sixth Avenue North
Suite 750
Birmingham, Alabama	35202
(Address of principal executive offices)	(Zip Code)
(205) 250-8700
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Appointment of Chief Operating Officer
     On January 31, 2008, the Board of Trustees of Colonial Properties Trust (the “Company”) appointed Paul F. Earle, 50, previously the Company’s Executive Vice President, Multifamily Division, to the position of Chief Operating Officer. As Chief Operating Officer, Mr. Earle’s responsibilities will expand to include all the property operations of the Company. Mr. Earle has served as the Company’s Executive Vice President, Multifamily Division since May 1997 and was responsible for management of all multifamily properties owned and/or managed by the Company. Mr. Earle joined the Company in 1991 and has served as Vice President — Acquisitions, as well as Senior Vice President — Multifamily Division.
     In connection with the appointment of Mr. Earle to the position of Chief Operating Officer, the Executive Compensation Committee approved a new base salary of $350,000 for Mr. Earle, effective as of February 1, 2008.
     Annual Incentive Plan
     On January 31, 2008, the Executive Compensation Committee of the Board of Trustees (the “Committee”) adopted its annual incentive plan for 2008 and set specific performance goals and business criteria for the award of 2008 bonus payments to the executive officers identified as named executive officers in the Company’s 2007 proxy statement. Such bonuses are expected be paid in the first quarter of 2009. The performance goals and business criteria for 2008 are based on the following:
Criteria for the Chairman (Thomas Lowder), Chief Executive Officer (Reynolds Thompson) and the President/Chief Financial Officer (Weston Andress):
•	Achievement of weighted three year total shareholder return as compared to an index of comparable REITs; and
•	Achievement of weighted one year funds from operations growth per share as compared to an index of comparable REITs.
Criteria for the Chief Operating Officer (Paul Earle):
•	Achievement of weighted three year total shareholder return as compared to an index of comparable REITs;
•	Achievement of weighted funds from operations as compared to an index of comparable REITS; and

•	Achievement of multifamily same store net operating income growth per share as compared to an index of comparable REITs.
Criteria for the Executive Vice President, Office Division (Robert Jackson):
•	Achievement of weighted three year total shareholder return as compared to an index of comparable REITs;
•	Achievement of weighted funds from operations growth per share as compared to an index of comparable REITs;
•	Achievement of office joint venture performance and growth as compared to a targeted goal; and
•	Achievement of office division net operating income growth per share as compared to a targeted goal for the division.
     The amounts actually payable to the named executive officers are determined based on whether the executive’s performance meets the “threshold,” “median,” “target” or “maximum” level for each performance indicator. For each performance indicator, the “threshold” level is the 25th percentile, the “median” level is the 50th percentile, the “target” level is the 75th percentile and the “maximum” level is the 90th percentile.
     The “threshold” level is the minimum level of performance that will give rise to an annual incentive, which pays at a maximum of 1% of the base salary. The “median” level pays at the maximum of 125% of the base salary, “target” performance, which is the upper quartile expected level, pays at a maximum of 200% of the base salary, and “maximum” level, which refers to superior performance, pays at a maximum of 250% of the base salary. The performance payout thresholds were set as follows (as a percentage of 2008 base salary):
•	for the Chairman, the Chief Executive Officer and the President/Chief Financial Officer, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 125% of base salary, the “target” level pays at a maximum of 200% of base salary, and the “maximum” level pays at a maximum of 250% of base salary;
•	for the Chief Operating Officer, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 65% of base salary, the “target” level pays at a maximum of 150% of base salary, and the “maximum” level pays at a maximum of 200% of base salary; and
•	for the Executive Vice President, Office Division, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 50% of base salary, the “target” level pays at a maximum of 100% of base salary, and the “maximum” level pays at a maximum of 125% of base salary.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONIAL PROPERTIES TRUST
Date: February 6, 2008	By:	/s/ John P. Rigrish
John P. Rigrish
Chief Administrative Officer